UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT #2 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Del Monte Foods Company (the “Company”) on January 12, 2011, as supplemented by the Schedule 14A filed with the SEC on January 26, 2011 (as supplemented, the “Definitive Proxy Statement”), which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

As previously disclosed on pages 6 and 64 of the Definitive Proxy Statement, seven putative stockholder class action complaints were filed in Delaware Chancery Court against the Company, each member of the Company’s board of directors, the sponsors, and in some cases, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. These actions were consolidated for all purposes on December 8, 2010, and again on December 23, 2010 and December 31, 2010 (to include newly filed cases), under the caption In re Del Monte Foods Company Shareholders Litigation, No. 6027-VCL (“Delaware Litigation”). Plaintiffs in the Delaware Litigation voluntarily dismissed the Company as a defendant on January 10, 2011. In addition, between December 1, 2010 and December 10, 2010, six putative stockholder class action complaints were filed in the California Superior Court, County of San Francisco, against the Company, each member of the Company’s board of directors, the sponsors and, in three of the six California actions, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. Three of these actions have been voluntarily dismissed by plaintiffs; those that remain are: Franklin, et al. v. Richard G. Wolford, et al. (No. CGC-10-506066); Kaiman, et al. v. Del Monte Foods Co., et al. (No. CGC-10-505726); and Sinor, et al. v. Richard G. Wolford, et al (No. CGC-10-505735). On December 20, 2010, a putative stockholder class action complaint was filed in the United States District Court for the Northern District of California against the Company, each member of the Company’s board of directors, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. as defendants. This case is captioned Heintz, et al. v. Richard G. Wolford, et al. (No. CV-10-5789). Since the filing of the Definitive Proxy Statement, on January 12, 2011, an additional putative stockholder class action complaint was filed in the United States District Court for the Northern District of California against the Company, each member of the Company’s board of directors, Blue Acquisition Group, Inc. and Blue Merger Sub Inc. This case is captioned Faulkner, et al. v. Richard G. Wolford, et al. (No. CV-11-0896).

The complaints in the Delaware and California actions generally allege that the directors breached their fiduciary duties to the stockholders by agreeing to sell the Company at a price that is unfair and inadequate and by agreeing to certain preclusive deal protection devices in the merger agreement. The complaints further allege the sponsors and, in some instances, the Company, aided and abetted in the directors’ breach of their fiduciary duty. In addition, the complaints filed in federal court in California allege violations of federal securities laws due to the alleged omission of material facts in the proxy statement.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that the putative stockholder class actions may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such actions, the Company wishes to voluntarily make supplemental disclosures related to the proposed merger, all of which are set forth below, in response to certain of the allegations raised in the various complaints.

The Merger – Background of the Merger

The first paragraph under the heading “Background of the Merger” is supplemented by adding the following at the end thereof:

During the course of 2009, management of the Company had various meetings with representatives of both strategic and private equity firms, including KKR, in their ordinary course business development activities.

Through 2009, independent of the Company, Barclays Capital had one or more separate meetings with representatives of KKR, Bidder A and Strategic Buyer A (each as defined below), among other strategic and private equity firms. The Company understands that these were ordinary course business development meetings, during which Barclays Capital representatives reviewed various strategic opportunities that might be available to these parties, including among others, a potential acquisition of the Company. Barclays Capital representatives from time to time informed the Company that there was interest among private equity firms in a potential acquisition of the Company.

The third paragraph under the heading “Background of the Merger” is amended and restated as follows:

In response to Bidder A’s January 31, 2010 indication of interest, senior management of the Company, in consultation with the Company’s board of directors and with the assistance of Barclays Capital, simultaneously contacted five private equity firms, including KKR and Bidder A, to assess their current interest in a transaction. These five firms were selected based on their size and experience in the consumer products industry and the Company’s industry knowledge, including the Company’s past experience in connection with terminated discussions with certain strategic parties regarding potential business combination transactions which, among other things, led the Company to believe that a private equity firm would be more likely to complete an acquisition of the Company as compared to a strategic buyer. During these preliminary discussions, KKR indicated that it was interested in considering the opportunity together with Centerview, such that for purposes of this discussion we refer to the KKR/Centerview consortium together as one interested party. At this time, Vestar and a strategic buyer (“Strategic Buyer A”) each proactively contacted Barclays Capital and requested that it be included in the process, and, as a result, the process was expanded to include those additional parties. Since the filing of the Definitive Proxy Statement, the Company has learned that as early as January 2010, representatives of Barclays Capital had indicated their intent to seek to participate as a financing source in connection with any future transaction pursued by the Company subject to the internal approval of Barclays Capital and subject to the approval of the Company if Barclays Capital were also acting as financial advisor to the Company.

The disclosure under the heading “Background of the Merger” is supplemented by amending and restating the fourth paragraph thereof as follows:

During the course of February 2010, a total of five private equity parties (including KKR/Centerview, Vestar, and Bidder A) and Strategic Buyer A executed customary confidentiality agreements with the Company. Such confidentiality agreements included customary “standstill” provisions, as well as covenants that restricted each firm from, among other things (i) disclosing to any other person or party (other than certain specified representatives of such parties, which did not include debt financing sources) the fact such firm was considering a possible transaction with the Company, and (ii) entering into any agreement, arrangement or understanding, or any discussion which could reasonably be expected to lead to such an agreement, arrangement or understanding with any other person, including other potential bidders, regarding a possible transaction involving the Company without the prior written consent of the Company. Such confidentiality agreements and the restrictions thereunder had terms of 24 months. An additional private equity firm, that controls a packaged food company, was identified by the Company as a potential bidder and contacted to assess its interest in a transaction declined to pursue discussions with the Company and therefore was not included in the process. Each of the parties that signed a confidentiality agreement was given the opportunity to review limited non-public information regarding the Company, and each attended a presentation by members of the Company’s senior management. All these parties were then invited to submit non-binding indications of interest to acquire the Company. During February 2010, Barclays Capital was engaged as the Company’s financial advisor.

The sixth paragraph under the heading “Background of the Merger” is supplemented by adding the following at the end thereof:

Further to the board’s decision in March not to proceed with discussions regarding a potential sale of the Company, Barclays Capital was disengaged as the Company’s financial advisor and the Company had no further obligation to engage or compensate Barclays Capital in connection with a potential sale transaction.

The ninth paragraph under the heading “Background of the Merger” is supplemented by adding the following at the end thereof:

Since the filing of the Definitive Proxy Statement, the Company has learned that beginning in August 2010 and September 2010, after Barclays Capital’s engagement with the Company had formally concluded, Barclays Capital had routine business development discussions with, among others, KKR and Vestar, concerning potential strategic opportunities, including a potential acquisition of the Company. In the course of the discussions between Barclays

Capital and Vestar, Barclays Capital and Vestar discussed that KKR/Centerview would be a good partner with Vestar and a good strategic match with Vestar if the potential for a transaction involving the Company arose. At the time of these discussions, Barclays Capital believed that Vestar and KKR/Centerview had had prior discussions about potential opportunities in the consumer sector, including the possibility of an acquisition of the Company if the opportunity reemerged. The Company also has learned since the filing of the Definitive Proxy Statement that, subsequent to the routine business development discussions in August and September 2010 discussed above, KKR/Centerview and Vestar had discussions about working together on an indication of interest regarding a transaction with the Company.

The tenth paragraph under the heading “Background of the Merger” is supplemented by adding the following at the end thereof:

Since the filing of the Definitive Proxy Statement, the Company has learned that during the period between October 11, 2010 and the week of November 8, 2010 there were discussions among the sponsors concerning the conversations between KKR/Centerview and the Company and about potentially adding Vestar as an acquisition partner at a later point in time in the event negotiations progressed with the Company.

The thirteenth paragraph under the heading “Background of the Merger” is supplemented by adding the following as the sixth sentence thereof:

The board of directors of the Company determined not to conduct an updated pre-signing market check because (i) it had performed a market check in March 2010, (ii) other than Vestar (whose indication of interest specified that it could not consummate a transaction with the Company without a partner), KKR/Centerview had submitted the highest indication of interest in March 2010 and (iii) the Company’s board of directors had concerns related to confidentiality and the impact that a leak could have on employees, customers and stockholder value (particularly in the event that the process did not result in the consummation of a transaction by the Company).

The twenty first paragraph under the heading “Background of the Merger” is amended and restated as follows:

Later during the week of November 8, 2010, KKR and Centerview formally approached Barclays Capital to request that the Company allow KKR/Centerview to include Vestar in the deal as an additional member of the sponsor group. Representatives of KKR indicated that Vestar’s prior experience in the food industry would make them an ideal partner for KKR/Centerview in connection with a potential investment in the Company. After subsequent discussions between Barclays Capital and the Company, the Company agreed to permit KKR and Centerview to approach Vestar to become an additional member of the sponsor group. The Company agreed to the potential inclusion of Vestar in the sponsor group based on (i) the fact that Vestar had submitted the highest indication of interest to the Company in March 2010 but had indicated that it would need a partner, and (ii) its additional judgment that Vestar’s prior experience in the food industry might increase the willingness of KKR/Centerview to make an attractive offer for the Company. Barclays Capital subsequently communicated the Company’s approval to KKR and Centerview. Thereafter, the Company gave representatives of Vestar, which had signed a confidentiality agreement with the Company in February 2010, access to due diligence materials.

The twenty fourth paragraph under the heading “Background of the Merger” is amended and restated as follows:

During the week of November 8, 2010, representatives of KKR discussed with representatives of Barclays Capital the possibility of Barclays Capital participating in the financing necessary for the proposed transaction with the sponsors. That possibility was first discussed between Barclays Capital and members of the Company’s management during the week of November 8, 2010, and during the week of November 15, 2010 between Barclays Capital and the Company’s board of directors. Previously the Company had authorized KKR/Centerview to begin discussions with Bank of America, N.A., JPMorgan Chase Bank, N.A. and Morgan Stanley regarding financing for the transaction. The board of directors weighed the benefits and risks associated with allowing Barclays Capital to participate in the financing. In that regard, the board of directors considered, among other things, the potential conflict of interest that could result from Barclays Capital serving as both a financial advisor in connection with the transaction as well as participating as a financing source. The board of directors also considered Barclays Capital’s familiarity with the Company. (Since the filing of the Definitive Proxy Statement by the Company, the Company has learned that financing sources other than Barclays Capital could have provided sufficient financing for the transaction at $19.00 per share without the participation of Barclays Capital). The board of directors ultimately concluded that it was in the best interests of the Company to have Barclays Capital act as a (but not the sole) financing source. In light of Barclays Capital’s potential involvement in the financing of the transaction, the board of directors considered whether it should engage an additional financial advisor that was not participating in the financing. While the board of directors considered a number of firms as potential financial advisors, it ultimately decided to engage Perella Weinberg Partners LP (“Perella Weinberg”) as its additional financial advisor due to its qualifications and experience with similar transactions.

The second to last paragraph under the heading “Background of the Merger” is supplemented by adding the following after the second sentence thereof:

The board of directors of the Company selected Barclays Capital to conduct the “go-shop” process on behalf of the Company because of Barclays Capital’s experience with and contacts within the consumer products industry and its familiarity with the Company. In selecting Barclays Capital to conduct the “go-shop” process, the Company considered that Barclays Capital would be providing financing to the sponsors in connection with the merger and that a potential bidder which might be identified during the process might not request that Barclays Capital provide financing for a transaction. The Company also was aware that investment banking firms other than Barclays Capital would be available to conduct the “go-shop” process. The Strategic Committee of the board of directors monitored the actions of Barclays Capital throughout the “go-shop” process; however, the Strategic Committee itself did not have any contact with the parties that Barclays Capital contacted during the go-shop process.

The Merger – Opinion of Barclays Capital Inc.

The following disclosure supplements the discussion on page 38 of the Definitive Proxy Statement under the heading “Discounted Cash Flow Analysis”:

Discount Rates

Barclays Capital’s estimate of the Company’s weighted-average cost of capital of 8.0% served as the midpoint for the 7.5% to 8.5% discount rate range used by Barclays Capital in its discounted cash flow analysis.

Terminal EBITDA Multiples

The range of terminal EBITDA multiples of 6.5x to 7.5x was estimated by Barclays Capital utilizing its professional judgment and experience, taking into account the LRP Forecasts and historical forward trading multiples of the Company (which trading multiple was 6.8x for the calendar year ending December 31, 2011 based on the management forecasts).

Unlevered Free Cash Flows

The unlevered free cash flows calculated by Barclays Capital using the Company’s LRP Forecast, and used for purposes of performing the discounted cash flow analysis, were as follows:

	6 Months Ending April 2011E	Fiscal Year Ending April 30,				6 Months Ending October 2015E
		2012E	2013E	2014E	2015E
	($ in millions)

Unlevered Free Cash Flows	$413	$315	$332	$341	$357	($186)

Barclays Capital based its projections for the fiscal year ended April 2015 and the six months ending October 2015 on guidance from management and utilizing the growth rates and margins that were assumed in the LRP Forecast for each respective business segment for the 2014 fiscal year, the last fiscal year for which the LRP Forecast included projections. As a result, Barclays Capital assumed a revenue growth rate of 4.7% and an EBITDA margin of 16.1% for fiscal 2015 and for the 6 months ending October 2015.

In preparing its discounted cash flow analysis in connection with rendering its fairness opinion, Barclays Capital determined, in its professional judgment, that using the 5 year period beginning November 1, 2010 more accurately reflected the actual cash flows of the Company, which are affected by the seasonal fluctuations in working capital due to the operations of the Consumer Product segment, and reflected the unlevered free cash flows for the 5-year period closest to the date it delivered its opinion, as is customary for Barclays Capital.

The following disclosure supplements the discussion on page 39 of the Definitive Proxy Statement under the heading “General”:

In connection with the various investment banking and financial services that Barclays Capital has performed for the Company in the past two years (other than fees payable in connection with the merger), Barclays Capital has received fees for such services in the past two years in an aggregate amount equal to approximately $3.6 million. As compensation for its services in connection with the merger, the Company paid Barclays Capital $2.5 million upon the delivery of Barclays Capital’s opinion. Additional compensation of $23.5 million will be payable on completion of the merger; however, such transaction fee, if any, will be reduced by the amount of the fee previously paid by the Company to Barclays Capital upon delivery of its opinion. In addition, Barclays Capital and its affiliates could receive compensation ranging from $21 million to $24 million in connection with their participation in the debt financing necessary for Parent to complete the merger. The actual amount of this compensation will depend on a number of factors, including, the amount drawn on the revolving credit facility, the syndication of the revolving credit facility and the fees payable in connection with such syndication.

Barclays Capital has performed various investment banking and financial services for KKR and many of its portfolio companies in the two years prior to the date of its fairness opinion and has received fees for such services in an aggregate amount of approximately $66 million. Such services included acting as bookrunner, co-manager, arranger, lender or financing agent in connection with various capital raising transactions, or as financial advisor in connection with acquisitions involving, these portfolio companies.

Barclays Capital has performed various investment banking and financial services for Vestar and certain of its portfolio companies in the two years prior to the date of its fairness opinion and has received fees for such services in an aggregate amount of approximately $5.5 million. Such services included acting as bookrunner in connection with capital raising transactions by these portfolio companies.

Barclays Capital has performed no investment banking or financial services for Centerview or its portfolio companies in the past two years.

The Merger – Opinion of Perella Weinberg Partners LP

The following disclosure supplements the discussion on page 45 of the Definitive Proxy Statement under the heading “Discounted Cash Flow Analysis”:

Unlevered free cash flow was calculated by Perella Weinberg using the Company’s LRP Forecast, as modified by the 2011E November Forecasts, by taking the Company’s EBITDA plus other cash flows (including stock based compensation expense, deferred taxes, loss / (gain) on sale and other cash flow adjustments), minus taxes, total capital expenditures and the increase in working capital. The unlevered free cash flows calculated by Perella Weinberg were as follows:

	Projected Fiscal Year Ending April 30,

	Stub 2011E	2012E	2013E	2014E
	($ in millions)

Unlevered Free Cash Flows	$216	$333	$350	$370

The range of terminal year multiples of 6.5x to 7.5x NTM EBITDA was estimated by Perella Weinberg utilizing its professional judgment and experience, taking into account the LRP Forecasts, as modified by the 2011E November Forecasts, and historical trading multiples of the Company. Based on publicly available information for the Company, Perella Weinberg performed a weighted-average cost of capital analysis of the Company that resulted in a 7.7% rate for the Company. For purposes of the discounted cash flow analysis, Perella Weinberg used an estimated weighted-average cost of capital of 8.0%, which acted as the midpoint for the 7.5% to 8.5% discount range selected by Perella Weinberg.

The following disclosure supplements the discussion on page 46 of the Definitive Proxy Statement under the heading “Miscellaneous”:

The $3.0 million fee paid by the Company to Perella Weinberg was paid in connection with the delivery of its opinion to the board of directors of the Company. As a result, no portion of such fee is contingent upon the closing of the merger.

Perella Weinberg has performed various investment banking and financial services for the sponsors and their portfolio companies in the past two years and has received fees for such services in an aggregate amount equal to approximately $11.1 million. Specifically, Perella Weinberg acted as an advisor to Masonite International in connection with a refinancing of approximately $2.7 billion of liabilities, which at the time of the engagement was a portfolio company of KKR and Sealy Corporation in connection with a comprehensive refinancing of approximately $650 million of indebtedness, which is currently a portfolio company of KKR.

The Merger – Interests of Certain Persons in the Merger

The following disclosure amends and restates the discussion beginning on page 52 of the Definitive Proxy Statement under the heading “Executive Officers”:

Executive Officers

In addition to proceeds related to outstanding shares currently held by our executive officers, assuming completion of the merger on March 31, 2011, approximate proceeds related to outstanding and unexercised options, vested (i.e., options that vest according to their standard terms; not options that become vested by operation of the merger) or unvested with respect to our executive officers are presented in the table below. For comparison purposes, the table below also provides the proceeds each executive would receive upon an involuntary termination outside of the context of a change in control and the difference between these proceeds and the change in control proceeds. In the table below, with respect to the proceeds in connection with a change in control, the per share merger consideration of $19.00 has been assumed, and with respect to the proceeds outside the context of a change in control, $12.95 has been assumed, reflecting the average closing price of the Company’s common stock over the 30-trading day period ending October 8, 2010, the last full trading day before delivery of the initial offer from KKR and Centerview.

Executive	Proceeds from Vested Options in connection with a Change in Control ($)	Proceeds from Unvested Options in connection with a Change in Control ($)	Total Proceeds from Options in Connection with a Change in Control ($)	Proceeds from Vested Options Upon Termination without a Change in Control ($)	Proceeds from Unvested Options Upon Termination without a Change in Control ($) (1)	Total Proceeds from Options Upon Termination without a Change in Control ($)	Difference in Total Proceeds ($)
Richard G. Wolford (Chairman of the Board, President and Chief Executive Officer)	$20,700,903	$12,638,634	$33,339,537	$20,700,903	$2,258,501	$22,959,404	$10,380,133

Executive	Proceeds from Vested Options in connection with a Change in Control ($)	Proceeds from Unvested Options in connection with a Change in Control ($)	Total Proceeds from Options in Connection with a Change in Control ($)	Proceeds from Vested Options Upon Termination without a Change in Control ($)	Proceeds from Unvested Options Upon Termination without a Change in Control ($) (1)	Total Proceeds from Options Upon Termination without a Change in Control ($)	Difference in Total Proceeds ($)
David L. Meyers (Executive Vice President, Administration and Chief Financial Officer)	5,888,066	2,695,901	8,583,967	5,888,066	501,445	6,389,511	2,194,456

Nils Lommerin (Chief Operating Officer)	–	4,463,185	4,463,185	–	789,979	789,979	3,673,206

Timothy A. Cole (Executive Vice President, Sales)	251,940	2,360,468	2,612,408	251,940	432,033	683,973	1,928,435

David W. Allen (Executive Vice President, Operations)	2,147,143	1,765,540	3,912,683	2,147,143	187,165	2,334,308	1,578,375

Larry E. Bodner (Executive Vice President, Finance)	–	1,704,199	1,704,199	–	170,912	170,912	1,533,287

Richard W. Muto (Executive Vice President and Chief Human Resources Officer)	1,030,222	1,228,950	2,259,172	1,030,222	207,011	1,237,233	1,021,939

Marc L. Brown (Senior Vice President, Corporate Service Center and Chief Information Officer)	2,332,980	1,221,854	3,554,834	2,332,980	144,591	2,477,571	1,077,263

Richard L. French (Senior Vice President, Treasurer, Chief Accounting Officer and Controller)	2,127,447	1,183,621	3,311,068	2,127,447	212,349	2,339,796	971,272

Executive	Proceeds from Vested Options in connection with a Change in Control ($)	Proceeds from Unvested Options in connection with a Change in Control ($)	Total Proceeds from Options in Connection with a Change in Control ($)	Proceeds from Vested Options Upon Termination without a Change in Control ($)	Proceeds from Unvested Options Upon Termination without a Change in Control ($) (1)	Total Proceeds from Options Upon Termination without a Change in Control ($)	Difference in Total Proceeds ($)
William D. Pearce (Senior Vice President, Chief Marketing Officer)	1,881,510	2,480,186	4,361,696	1,881,510	328,609	2,210,119	2,151,577

James G. Potter (Senior Vice President, General Counsel and Secretary)	2,909,535	1,185,415	4,094,950	2,909,535	211,063	3,120,598	974,352

(1) Because they are retirement-eligible, Messrs. Wolford, Meyers and Muto would also become entitled to these proceeds upon retirement (whether or not in connection with a change in control).

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to performance share units that would become vested with respect to our executive officers are presented in the table below. For comparison purposes, the table below also provides the proceeds from performance share units each executive would receive upon an involuntary termination outside of the context of a change in control and the difference between these proceeds and the change in control proceeds. In the table below, with respect to the proceeds in connection with a change in control, the per share merger consideration of $19.00 has been assumed, and with respect to the proceeds outside the context of a change in control, $12.95 has been assumed, reflecting the average closing price of the Company’s common stock over the 30-trading day period ending October 8, 2010, the last full trading day before delivery of the initial offer from KKR and Centerview.

Executive	Proceeds from Performance Share Units in Connection with a Change in Control ($)	Proceeds from Performance Share Units Upon Termination without a Change in Control ($) (1)	Difference in Total Amounts ($)

Richard G. Wolford	$16,524,300	$6,148,177	$10,376,123

David L. Meyers	3,545,400	1,365,112	2,180,288

Nils Lommerin	5,611,650	1,957,984	3,653,666

Timothy A. Cole	3,023,850	1,115,797	1,908,053

David W. Allen	2,334,150	841,422	1,492,728

Larry E. Bodner	2,163,150	728,153	1,434,997

Richard W. Muto	1,482,000	473,806	1,008,194

Executive	Proceeds from Performance Share Units in Connection with a Change in Control ($)	Proceeds from Performance Share Units Upon Termination without a Change in Control ($) (1)	Difference in Total Amounts ($)
Marc L. Brown	1,573,200	607,175	966,025

Richard L. French	1,496,250	532,509	963,741

William D. Pearce	1,464,900	456,408	1,008,492

James G. Potter	1,490,550	523,910	966,640

(1) Because they are retirement-eligible, Messrs. Wolford, Meyers and Muto would also become entitled to these proceeds upon retirement (whether or not in connection with a change in control). In the context of an involuntary termination outside the context of a change in control, performance share units would remain subject to their original performance vesting criteria and timing thereof. For purposes of the table above, performance relating to the performance share unit grants has been assumed at maximum.

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to performance accelerated restricted stock units that would become vested with respect to our executive officers are presented in the table below. For comparison purposes, the table below also provides the proceeds from performance accelerated restricted stock units each executive would receive upon an involuntary termination outside of the context of a change in control and the difference between these proceeds and the change in control proceeds. In the table below, with respect to the proceeds in connection with a change in control, the per share merger consideration of $19.00 has been assumed, and with respect to the proceeds outside the context of a change in control, $12.95 has been assumed, reflecting the average closing price of the Company’s common stock over the 30-trading day period ending October 8, 2010, the last full trading day before delivery of the initial offer from KKR and Centerview.

Executive	Proceeds from Performance Accelerated Restricted Stock Units in Connection with a Change in Control ($)	Proceeds from Performance Accelerated Restricted Stock Units Upon Termination without a Change in Control ($) (1)	Difference in Total Amounts ($)

Richard G. Wolford	$3,382,000	$936,699	$2,445,301

David L. Meyers	735,300	205,433	529,867

Nils Lommerin	1,225,500	342,475	883,025

Timothy A. Cole	653,600	182,636	470,964

David W. Allen	442,700	123,367	319,333

Larry E. Bodner	442,700	123,367	319,333

Richard W. Muto	343,900	94,717	249,183

Marc L. Brown	349,600	98,993	250,607

Richard L. French	326,800	91,189	235,611

William D. Pearce	423,700	119,447	304,253

James G. Potter	326,800	91,189	235,611

(1) Because they are retirement-eligible, Messrs. Wolford, Meyers and Muto would also become entitled to these proceeds upon retirement (whether or not in connection with a change in control).

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to restricted stock units that would become vested with respect to our executive officers are presented in the table below. For comparison purposes, the table below also provides the proceeds from restricted stock units each executive would receive upon an involuntary termination outside of the context of a change in control and the difference between these proceeds and the change in control proceeds. In the table below, with respect to the proceeds in connection with a change in control, the per share merger consideration of $19.00 has been assumed, and with respect to the proceeds outside the context of a change in control, $12.95 has been assumed, reflecting the average closing price of the Company’s common stock over the 30-trading day period ending October 8, 2010, the last full trading day before delivery of the initial offer from KKR and Centerview.

Executive	Proceeds from Restricted Stock Units in Connection with a Change in Control ($)	Proceeds from Restricted Stock Units Upon Termination without a Change in Control ($) (1)	Difference in Total Amounts ($)

Richard G. Wolford	$1,305,300	$153,405	$1,151,895

David L. Meyers	256,500	30,145	226,355

Nils Lommerin	490,200	57,611	432,589

Timothy A. Cole	233,700	27,466	206,234

David W. Allen	212,800	25,009	187,791

Larry E. Bodner	212,800	25,009	187,791

Richard W. Muto	142,500	16,747	125,753

Marc L. Brown	106,400	12,505	93,895

Richard L. French	125,400	14,738	110,662

William D. Pearce	121,600	14,291	107,309

James G. Potter	127,300	14,961	112,339

(1) Because they are retirement-eligible, Messrs. Wolford, Meyers and Muto would also become entitled to these proceeds upon retirement (whether or not in connection with a change in control).

Assuming completion of the merger on March 31, 2011, the approximate proceeds related to deferred stock units that would become vested with respect to our executive officers are presented in the table below. For comparison purposes, the table below also provides the proceeds from unvested deferred stock units each executive would receive upon an involuntary termination outside of the context of a change in control and the difference between these proceeds and the change in control proceeds. In the table below, with respect to the proceeds in connection with a change in control, the per share merger consideration of $19.00 has been assumed, and with respect to the proceeds outside the context of a change in control, $12.95 has been assumed, reflecting the average closing price of the Company’s common stock over the 30-trading day period ending October 8, 2010, the last full trading day before delivery of the initial offer from KKR and Centerview.

Executive	Proceeds from Deferred Stock Units in Connection with a Change in Control ($)	Proceeds from Deferred Stock Units Upon Termination without a Change in Control ($)	Difference in Total Amounts ($)

Richard G. Wolford	$–	$–	$–

David L. Meyers	329,476	–	329,476

Executive	Proceeds from Deferred Stock Units in Connection with a Change in Control ($)	Proceeds from Deferred Stock Units Upon Termination without a Change in Control ($)	Difference in Total Amounts ($)
Nils Lommerin	406,819	–	406,819

Timothy A. Cole	113,092	–	113,092

David W. Allen	128,969	–	128,969

Larry E. Bodner	22,023	–	22,023

Richard W. Muto	–	–	–

Marc L. Brown	–	–	–

Richard L. French	–	–	–

William D. Pearce	–	–	–

James G. Potter	–	–	–

The following disclosure supplements the discussion beginning on page 61 of the Definitive Proxy Statement under the heading “Other Interests”:

At a September 23, 2010 meeting of the Company’s board of directors, the board of directors discussed the timeline for implementing the Company’s succession plan for the eventual retirement of Richard G. Wolford, the Chief Executive Officer of the Company.

Subsequent to signing the merger agreement, the sponsors had discussions with certain members of management regarding, and during the week of January 31, 2011, Parent offered (subject to the consummation of the merger) to certain members of senior management (such persons, the “management stockholders”), the opportunity to invest in Parent by either exchanging options to purchase Company common stock for fully vested options to purchase common stock of Parent or by making a cash investment in Parent in exchange for shares of Parent common stock. Each such management stockholder who makes a specified minimum required investment through the exchange of Company options for options to purchase common stock of Parent will be granted an additional number of options to purchase shares of Parent common stock. Such management stockholders are required to make their election with respect to the investment shortly prior to the closing of the merger. Richard G. Wolford, the current Chairman of the Board, President and Chief Executive Officer of the Company, and David L. Meyers, the current Executive Vice President, Administration and Chief Financial Officer of the Company are not being given the opportunity to invest in Parent as described above and will not participate in the equity incentive plan described below.

Upon consummation of the merger, Parent is expected to establish a new stock option plan, which would govern the grant of options to purchase common shares of Parent to the management stockholders, including the options that would be granted in connection with the potential investment described above. Each grant under the option plan would specify the applicable option exercise period, option exercise price, vesting requirements (which will be based both on achieving specified performance targets and vesting over time) and such other terms and conditions as the board of directors of Parent deems appropriate. Options granted under the option plan would expire ten years from the date of grant.

In connection with making the investment described above, participating management stockholders would be required to become party to a management stockholders’ agreement with Parent. The management stockholders’ agreement would generally restrict the ability of the management stockholders to transfer shares held by them until the earlier of (x) a change of control transaction involving Parent and (y) such time after an initial public offering of Parent as the affiliates of the sponsors, cease to own at least 20% of the Parent common stock on a fully-diluted basis. In addition, if the management stockholder’s employment is terminated, Parent would have the right to purchase shares and vested options held by such person on terms to be specified in the management stockholders’ agreement. If a management stockholder’s employment is terminated as a result of death or disability, such management stockholder, or in the event of such management stockholder’s death, the estate of such stockholder would have the right to require Parent to purchase his or her shares, on terms specified in the agreement. In certain limited circumstances if the management stockholder’s employment is terminated other than as a result of death or disability, the management stockholder also would have the right to require Parent to purchase his or her shares, on terms specified in the agreement.

Each management stockholder would also be the beneficiary of a sale participation agreement which would grant the management stockholder the right to participate in any sale of shares of common stock by the partnership through which the sponsors will hold their interest in parent (the “Partnership”) occurring prior to a public offering on the same terms as the Partnership. The Partnership would also have the ability to drag-along the shares of Parent common stock owned by the management stockholder in the case of a change of control transaction. In addition, the management stockholders would be granted under certain circumstances, the right to participate in registrations of the common stock of Parent if the sponsors were also selling shares in such registration, subject to customary limitations.